EXHIBIT 99.2

March 31, 2017	QUARTERLY REPORT

Dear Shareholder:

Diluted earnings per share for the first quarter of 2017 were $.28 per share compared to $.29 in the first quarter of 2016. Earnings for the first quarter of 2017 included an estimated $.01 per share benefit from realized gains on securities, while earnings for the first quarter of 2016 included an estimated $.02 benefit from realized gains on securities. Return on average assets for the quarter was 1.11% and return on average equity was 7.38%. The first quarter has always been challenging to assess as it is historically the weakest period during the year for new business development, carries a variety of front-loaded compensation and benefits related expenses, and includes the short month of February that impacts certain accruals. While we felt the impact of these forces in the first three months of 2017, we generated $10 million of loan growth during the period and maintain solid pipelines entering the second quarter.

Net interest income increased $126,000 in the first quarter of 2017 compared to the same period in 2016, driven primarily by loan growth of almost $60 million. This growth produced a steady yield on earning assets and the overall cost of funds increased by only .02% in the first three months of 2017 as compared to 2016. As a result, the net interest margin was virtually unchanged, declining by .03%, to 3.78% during the first three months of 2017 from 3.81% a year earlier. We continue to operate in a historically low interest rate environment despite the Federal Reserve’s December 2016 and March 2017 rate hikes. Consistent with the prior Fed rate hike in late 2015, subsequent to these recent increases, the yield curve has flattened which makes it more challenging to expand margins.

The provision for loan losses was $452,000 during the first quarter of 2017 compared to $368,000 in 2016. The 2017 provision includes $388,000 related to specific allowances and net charge-offs on impaired loans and a $64,000 increase in the allowance for loan losses primarily to support ongoing loan growth. C&N’s overall credit quality remains strong as reflected in our past due and non-performing loan metrics at March 31, 2017 compared to a year earlier.

Noninterest revenue increased by $174,000, or 4.7%, in the first quarter of 2017 compared to 2016. Most notably, interchange revenue on debit cards, loan servicing fees, and Trust revenues produced solid gains, when comparing the first quarter of 2017 with 2016. Gains from the sale of mortgage loans were essentially unchanged and service charges on deposit account declined due to lower volume of consumer overdrafts.

Noninterest expenses increased 2.5% to $9.3 million from $9.1 million in the first quarter of 2016. The primary drivers of this increase were collection and other real estate expenses, costs associated with health care benefits, ATM and interchange expenses, and software subscriptions related to investments in technology. Overall salaries and wages were essentially unchanged while FDIC premiums and professional fees declined. We continue building capacity to deliver value to our customers through investments in sales and service training, employee development, information technology, and marketing. As noted in the Fourth Quarter “banCNnotes”, the pace of increase in the related expenses has been declining and we expect operating leverage to improve as we move through 2017 and into 2018.

C&N’s strong capital position provides the ability to pursue a strategy of growth and expansion while continuing to support shareholder value. The dividend paid during the first quarter remained at $.26 per share producing a yield of 4.47% based on the March 31, 2017 market price of $23.28. In April 2016, the Board announced a common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under this program to date.

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On March 1st we officially opened the Elmira, New York Loan Production Office, an important step in our plans to expand our presence in the southern-tier market. We have established a number of strong relationships in the early weeks of this effort, maintain a strong pipeline of potential business, and are heartened by the market’s reception to C&N’s Team and value driven business model.

In closing, we extend our sincere thanks to Director Ann Tyler who is retiring from the Board of Directors in April. Ann has served the Corporation for fifteen years on a variety of committees and has provided valuable insight and counsel, as well as leadership in the Lycoming County market. At the same time, we welcome Aaron Singer, President & CEO of MetalKraft Industries to the Board following the Annual Meeting of Shareholders on April 20, 2017. Aaron operates a successful, family-owned business located in Wellsboro and Emporium and is a recognized leader in the community. We wish Ann the best as she retires from the Board and look forward to Aaron’s engagement and counsel as we pursue our mission of Creating Value Through Lifelong Relationships in the years ahead.

As always, thank you for your investment and ongoing support.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	1ST	1ST
	QUARTER	QUARTER
	2017	2016
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,112	$10,937	$175	1.60%
Interest Expense	953	904	49	5.42%
Net Interest Income	10,159	10,033	126	1.26%
Provision for Loan Losses	452	368	84	22.83%
Net Interest Income After Provision for Loan Losses	9,707	9,665	42	0.43%
Noninterest Revenue	3,864	3,690	174	4.72%
Net Gains on Available-for-sale Securities	145	383	(238)	-62.14%
Noninterest Expenses	9,298	9,072	226	2.49%
Income Before Income Tax Provision	4,418	4,666	(248)	-5.32%
Income Tax Provision	984	1,093	(109)	-9.97%
Net Income	$3,434	$3,573	$(139)	-3.89%
Net Income Attributable to Common Shares (1)	$3,416	$3,553	$(137)	-3.86%
PER COMMON SHARE DATA:
Net Income - Basic	$0.28	$0.29	$(0.01)	-3.45%
Net Income - Diluted	$0.28	$0.29	$(0.01)	-3.45%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number of Shares Used in Computation - Basic	12,085,729	12,087,290
Number of Shares Used in Computation - Diluted	12,131,410	12,108,060

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	MARCH 31,	MARCH 31,	MARCH 31, 2017 vs 2016
	2017	2016	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$32,543	$41,173	$(8,630)	-20.96%
Available-for-sale Securities	376,919	413,606	(36,687)	-8.87%
Loans Held for Sale	163	526	(363)	-69.01%
Loans, Net	753,277	693,944	59,333	8.55%
Intangible Assets	11,958	11,969	(11)	-0.09%
Other Assets	59,064	55,326	3,738	6.76%
TOTAL ASSETS	$1,233,924	$1,216,544	$17,380	1.43%
LIABILITIES
Deposits	$980,251	$955,848	$24,403	2.55%
Repo Sweep Accounts	6,244	7,141	(897)	-12.56%
Total Deposits and Repo Sweeps	986,495	962,989	23,506	2.44%
Borrowed Funds	52,888	57,503	(4,615)	-8.03%
Other Liabilities	7,191	7,742	(551)	-7.12%
TOTAL LIABILITIES	1,046,574	1,028,234	18,340	1.78%
SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income	187,825	182,914	4,911	2.68%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on Available-for-sale Securities	(630)	5,347	(5,977)	-111.78%
Defined Benefit Plans	155	49	106	216.33%
TOTAL SHAREHOLDERS' EQUITY	187,350	188,310	(960)	-0.51%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,233,924	$1,216,544	$17,380	1.43%

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